                                  Exhibit 10.12

                    On-Line License Agreement with Infoseek,

                             dated March 1, 1999 and

         Addendum dated November 22, 1999 for thehealthchannel.com, Inc.

                        ONLINE LICENSE AGREEMENT ADDENDUM

         The terms of the Infoseek Corporation ONLINE LICENSE AGREEMENT ("License Agreement") for Ultraseek Server CCE Product Version 3.0 (the "Software"), attached hereto as ATTACHMENT A, as modified hereby (collectively, the "Agreement"), shall apply to use by BioLogix (also known as and hereinafter referred to as "BIOLOGIX") of the Software on thehealthchannel.com WWW site ("The Health Channel Site").

1.   LICENSE

     A.   TERMS:

          1. Subject to the terms and conditions of this Agreement, the applicable maximum Number of documents and collections which may be indexed under this license is 1,000,000 and 10, respectively. Subject to the limitations of Paragraph 4 below, the maximum Number of sites which may be indexed shall be unlimited. The Software license key provided will enable the Content Classification Engine.

          2. Pricing: Pricing shall be based upon the number of queries received per month on The Health Channel Site. BIOLOGIX will pay to Infoseek a query rate of $4.00 per thousand queries, subject to a nonrefundable, noncreditable minimum fee payable as follows:
               (i) upon execution of this Addendum by BIOLOGIX ("Execution Date") and attributable to the period beginning upon delivery of the Software and ending on August 31, 1999, BIOLOGIX shall pay to Infoseek ninety-seven thousand five hundred dollars ($97,500) as the minimum fee for such period, and (ii) a minimum monthly fee of sixteen thousand two hundred and fifty dollars ($16,250) payable monthly in advance for each subsequent month thereafter. Infoseek will credit BIOLOGIX $21,000, which represents the unutilized prorated remainder of the original Addendum dated March 12, 1999 (the "Original Addendum"), against the minimum fee due from BIOLOGIX as described above. The terms of this Addendum supersede the terms of the Original Addendum.

          3. On or before the tenth (10) business day of each calendar month after the Execution Date, BIOLOGIX shall pay to Infoseek any additional amounts owed in excess of the applicable minimum monthly fee with respect to the previous calendar month and BIOLOGIX shall submit to Infoseek with each fee payment a statement detailing the calculation of the fee payment. Infoseek shall have the right to retain a U.S. nationally prominent or other mutually agreeable independent auditor to whom BIOLOGIX shall allow reasonable access to BIOLOGIX's applicable books of account and other records relating to BIOLOGIX's obligations under this Agreement. Access to BIOLOGIX's documentation shall be during BIOLOGIX's regular business hours upon at least ten (10) days prior written notice and may be conditioned upon the auditor executing a confidentiality agreement in a form reasonably acceptable to BIOLOGIX relating to the auditor's performance of an audit hereunder. In the event that an audit discloses an underpayment for any twelve (12) consecutive month period of more than five percent (5%) of the aggregate amount due to Infoseek, BIOLOGIX shall pay the reasonable costs of such audit.

          4. BIOLOGIX may use the Software only at The Health Channel Site and shall limit use of the Software solely to index health and directly health-related internet sites, subject to the restriction that BIOLOGIX is authorized and hereby represents and warrants to Infoseek that (i) it is authorized to index such sites, (ii) that its entry into this Agreement does not violate any agreement with any other party and that its use of the Software to index the aforementioned sites will not infringe any copyright, patent or any other proprietary right of any third party, (iii) that its performance under this Agreement, its use of the Software and the provision of its service to users in conjunction therewith will conform to all applicable laws and government rules and regulations, and (iv) that it holds the necessary rights to permit the use of any material, data or information (collectively, material) accessible to users on The Health Channel Site; and that the use, reproduction, distribution, or transmission of such material will not violate any criminal or common law, any statutory rights or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity.

          5. Upon request by Infoseek and at Infoseek's sole discretion, (i) The Health Channel's Homepage shall display the Infoseek tagline "Powered by Infoseek", or other such tagline to be provided by Infoseek (at the same font size displayed on The Health Channel's Search Results Page); and (ii) an Internet hyperlink back to Infoseek shall be displayed on The Health Channel's Homepage in a manner subject to Infoseek's prior approval. The display of such aforementioned Infoseek tagline and Internet hyperlinks shall be changed and/or removed as may be requested by Infoseek from time to time.

          6. All search and results pages generated from the use of the Software must attribute appropriate acknowledgement and mutually agreed upon credit to Infoseek and shall display on such pages proper acknowledgements of Infoseek's copyright, trademark, or other proprietary rights. Further, each such search and results page shall provide a mutually agreed upon link back to Infoseek in a manner subject to Infoseek's approval.

          7. Infoseek may at its sole discretion, list The Health Channel as a recommended site for selected health-related topics in the Infoseek directory.

          8. Infoseek may mirror the search index maintained by The Health Channel, and use that index to provide a health-related search capability on the Infoseek Service. If Infoseek does elect to provide such a service, Infoseek will provide attribution in the form of logo linked to The Health Channel adjacent to the search box, or other branding acceptable to both parties.

          9. Infoseek shall be the exclusive search service utilized by BIOLOGIX for searching and indexing sites specified in Paragraph 4 above.

          10. In the event that The Health Channel site provides a general Internet search page or link, in addition to the site search provided by the Software, Infoseek shall be the exclusive Internet search service listed.

          11. Nothing in this Agreement shall preclude Infoseek and any of Infoseek's related entities from negotiating and entering into arrangements with other parties to create, for itself or themselves create, a service similar to and/or competitive with The Health Channel Site.

          12. Infoseek may terminate this Agreement immediately upon breach of any provision of this Agreement. Infoseek shall also have the right to terminate this Agreement with respect to BIOLOGIX'S ability to index the aforementioned health and health-related Internet sites, without cause and upon at least sixty (60) days prior written notice, effective at any time after August 31, 1999. The rights and obligations specified as surviving in Paragraph 8 of the License Agreement and the rights and obligations specified in Paragraphs 3, 10, 13 and 14 hereof will remain in effect after termination or expiration hereof. Upon termination of this Agreement, BIOLOGIX shall either return to Infoseek all copies of the Software or else destroy all such copies of the Software.

               BioLogix shall have the right to terminate this agreement and all associated payments at any point after August 31, 1999, upon at least thirty (30) days prior written notice.

          13. The parties to this Agreement are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either party.

          14. NOTICE: Any notices required or permitted to be given pursuant to this Agreement shall be in writing, sent via certified mail, return receipt requested, or delivered by hand, addressed as set forth below or to such other address as may be amended or modified only in writing to the other party, and shall be deemed to have been given when received.

                           IF TO Biologix International LTD:
                           1750 Montgomery Street
                           San Francisco, CA  94111
                           Attn: Michael Grandon

                           IF TO Infoseek:
                           Infoseek Corporation
                           1399 Moffett Park Drive
                           Sunnyvale, CA  94089
                           Attn: Legal Department

          15. CONFIDENTIALITY OF AGREEMENT TERMS: Unless required by law, and except for disclosure on a "need to know basis" to its own employees, and its legal, investment, financial and other professional advisers or to assert its rights under this Agreement, BIOLOGIX agrees not to disclose the terms of this Agreement or matters related thereto without the prior written consent of Infoseek.

          16. INDEMNIFICATION: BIOLOGIX agrees to indemnify Infoseek and hold Infoseek harmless from and against any and all liabilities, losses, damages, costs or expenses (including reasonable attorneys' fees), arising out of (i) any use of Software by BIOLOGIX and any legal liability arising out of or relating thereto (ii) the Health Channel Site and any service accessible therefrom and/or information or any material, data, or information accessible to users on or from The Health Channel Site or (iii) the breach by BIOLOGIX of any representation, warranty or obligation under this Agreement.

          15. TERM OF AGREEMENT: The initial term of this Agreement will be for twelve months with an option to renew upon mutual agreement by the parties, executed in writing and in advance, for an annual renewal term. The initial term of this Agreement commences on the Execution Date and shall end on March 1, 2000, unless terminated under paragraph A(10) of this Addendum.

  EXCEPT AS OTHERWISE SPECIFIED HEREIN, THE TERMS AND CONDITIONS OF THE
         LICENSE AGREEMENT REMAINS IN FULL FORCE AND EFFECT.

AGREED TO BY: BIOLOGIX

By:/s/ Michael Grandon
Print Name: Michael Grandon
Title: President
Date: March 1, 1999

[LOGO]
                                                         QUOTATION
                             1399 MOFFETT PARK DRIVE
                               SUNNYVALE, CA 94089
                                              USA


Prepared for:
Richard A. Wolpow
thehealthchannel.com, Inc.
949. 631.8317 / 949.645.9907
Fax:  949.645.9728


ITEM     QUANTITY                                    UNIT  PRICE
--------------------------------------------------------------------------------------------------------------------
Ultraseek Server software with CCE 6 month           1                                  $ 97,500

                      LEASE RENEWAL IN ACCORDANCE WITH THE
                    LEASE AGREEMENT BETWEEN THEHEALTHCHANNEL
               (FORMERLY BIOLOGIX INC.) AND INFOSEEK CORPORATION.

            LESS SPECIAL DISCOUNT*                                                            ($9,750)

Please see attached addendum to the license agreement.

Note: Additional support may be purchased at $60/hr
--------------------------------------------------------------------------------------------------------------------


                                                   TOTAL:                               $87,750

*In exchange for placing an order before the quote date, and for retaining branding, Infoseek will extend a special 10% discount to thehealthchannel.com, Inc.

Quotation number LT288                         Quotation date: November 22, 1999
--------------------------------------------------------------------------------
This quotation is good through NOVEMBER 25, 1999, for the complete order, as quoted. Please reference the Quotation on your order. Infoseek Corporation will accept orders via check, Visa/MC/Amex, purchase order (subject to prior credit approval) and wire transfer. Payment terms are Net 30. Please include complete company billing information on your purchase order.

When ordering, please fax confirmation to 408-543-6164. Please note that the terms of the Infoseek Ultraseek Server 3.0 Online License Agreement apply to any order placed in response to this quotation. This agreement is available at http://software.infoseek.com/products/ultraseek/license.htm The terms and conditions of such Online License Agreement will prevail over any contrary, inconsistent, or additional terms included in any purchase order. Please send checks and confirming orders to the above address:

            Attn: Software/ LISA TULL

We look forward to working with you. If you have any questions, please don't hesitate to contact me at 415-865-8113 or by e-mail ltull@infoseek.com
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